Exhibit 10(k)
Memorandum of Understanding

On this day, Sunday 23/4/1427 H. corresponding to 21/5/2006 G., in the presence of each of the following:

1.	First Party: Engineer Hazem Al-Khalidi, the executive president of Arabian Shield Development Company, the owner of the franchise, issued by virtue of Royal Decree No. 137 dated 5/11/1413 H.
Hereinafter referred to as “First Party”

2.
Second Party: Engineer Muhammad Mane’a Abal Ola, representing Thamarat Najran Company, a company established pursuant to the Regulations of the Kingdom of Saudi Arabia, Commercial Registration No. 5950010275 dated 6/1/1426 H., whose Head Office is in the City of Najran.

Hereinafter referred to as “Second Party”

Preamble: Pursuant to the project proposed by the First Party for the formation of a company with a mixed capital for the production of base minerals and precious metals in the franchise area pertaining to Arabian Shield Development Company by virtue of Royal Decree No. 137 dated 5/11/1413 H., and pursuant to the request of the Second Party, after reviewing the Strategic Summary submitted by the First Party concerning the project pertaining to the formation of a mixed Saudi-American Company for the production of base minerals and precious minerals in the Masaane’a area in the Arabian Shield in the Najran Area.

Discussion took place between the above mentioned two Parties concerning the possibility of joint work between the two Parties for the exploitation of the mining franchise owned by Arabian Shield Development Company by virtue of Royal Decree No. 137 dated 5/11/1413H.

Whereas the First Party has provided the members of the Second Party with all information and data pertaining to the Project, including the feasibility studies, issued by well known world consultation companies, in addition to the study pertaining to the cost of equipping the Project, as well as the cost of operation for commencing the production and mining of ores and the production of the copper, zinc, and the ingots of gold and silver. The Second Party has also reviewed the concepts and operations carried out by Arabian Shield Development Company, represented by the Project Developer and the Executive President of the Company, Engineer Hatem Al Khalidi. The Second Party also received all the economic and financial studies and the cash flows of the project for the future ten years.

This offer has been met with satisfaction by the members of the Second Party, as represented by Engineer Muhammad Abal Ola, who affirmed the sincere desire to join Arabian Shield Development Company as a partner in order to exhibit the mining franchise which was issued under Royal Decree No. 137 dated 5/11/1413 H., through the formation of a company with a mixed capital, which capital was estimated on the basis of the above mentioned studies at US$140,000,000 (a hundred forty million) in equal shares to be held on the basis of 50% for each shareholder.

Now, therefore, agreement was reached by each of the following:

1.
Arabian Shield Development Company, a company formed pursuant to the Public Companies Laws of Delaware State, whose address is 10830 North Central Express Y-Dallas- 75231, United States of America, represented for the signing of the Agreement by Mr. Hatem Al-Khalidi, in his capacity as the Company’s General Manager, hereinafter referred to as  (First Party)

2.
Thamarat Najarat Company, a company formed pursuant to the Regulations of the Kingdom of Saudi Arabia, Commercial Registration No. 5950010275, dated 6/1/1426 H., whose main office is in the city of Najran, represented for the signing of the Agreement by Engineer Ayman bin Abdul Rahman AL-Shibil in his capacity a s the Company’s representative, hereinafter referred to as (Second Party – The Developer)

As follows:

First:	The above mentioned preamble shall be an integral part of this Memorandum.

Second:
The Second Party (the Developer) shall seek to form a Saudi company, with a proposed name “Al-Masane’a Mining Company”, referred to at any stage of the Agreement as “The Saudi Company”, and shall have all the powers to select the shareholders therein, as well as all the powers to make the material and administrative arrangements for the Saudi Company.

Third:
The First Party and the Saudi Company shall form a company with a mixed capital under the name of “The Mining Major Factories Company”, provided the Saudi Company shall have all the powers necessary for the executive management of the mixed Company.

Fourth:	The Company’s capital shall be US$140,000,000 (a hundred forty million)

Fifth:
The shares shall be distributed between the shareholders as follows: 50% for each shareholder. The Mixed Company’s Board of Directors shall comprise six persons: three to represent the First Party and three to represent the Saudi Company. Their powers and the validity of their resolutions shall be determined in separate contracts of in the Articles of Association of the Mixed Company.

Sixth:
The Second Party acknowledges his consent to the assessment of the effort, expertise and assets of the First Party, as well as the franchise granted to him which is issued by Royal Decree No. 137 dated 5/11/1413 H., and estimated at US$35,000,000 (thirty five million), which the Second Party shall pump into the Company’s capital, and which represents the fair amount for the obtaining by the Saudi Company of 50% against all the mining activities, the assets and the tangible and intangible assets, including the mining franchise, which the First Party has preformed since 1967 up till now.

Seventh:
The Saudi Company shall pump UD$35,000,000 (thirty five million) for initiating the purchase of equipment and equipping the present site of the factories for mining production of the base minerals and the associated minerals.

Eighth:
The First Party shall seek to obtain bank facilities on the basis of the assistance and guarantee of the Saudi Company, without any other additional costs, for a sum of US$35,000,000 (thirty five million), which the First Party shall repay from his share in the annual profits of the Company.

Ninth:
It is agreed that the activity of the Company which is to be formed shall be the mining of base ores known as copper, zinc, and the associated gold and silver minerals, under the franchise granted to Arabian Shield Development Company, the production and sale of copper condenser, zinc condenser, silver and gold ingots, under the franchise granted to him and issued by virtue of Royal Decree No. 137 dated 5/11/1413 H.

Tenth:
It is agreed by the two Parties that Arabian Shield Development Company has carried out exploration activities in the Major Factories area, which it shall assign to the Mining Major Factories Company after the formation thereof for subsequently obtaining the exploration license and franchise.

Eleventh:	The mining franchise issued to the First Party shall be transferred to the Mixed Company after the formation thereof.

Twelfth:	the application for licensing the exploration that was filed in the name of the First Party shall be transferred to the Mixed Company after the formation thereof.

Thirteenth:
This Memorandum shall be binding on its two Parties upon signing its final form by the First Party and the Second Party and the approval of the Board of Directors of the two companies and the activities shall be conducted on the basis there of and pursuant thereto. Moreover, each of the First Party and the Second Party shall work jointly and in full cooperation for realizing their objective. The two Parties shall commence the implementation of the provisions of this Memorandum and shall commence the formalities relating to the formation of Mining Major Factories Company, as mixed Saudi-American Company within ninety days of the singing of the Memorandum. They shall also work within the framework of the work plan indicated in the mining franchise issued by virtue of Royal Decree No. 137 dated 5/11/1413 H.

Fourteenth:
This Memorandum has been drawled up in three counterparts of which each Party has kept one in order to act in accordance therewith. The third counterpart shall be kept by Kadasa Law Firm for Legal Consultations.

Allah is the bestower of success.

First Party	Second Party
Arabian Shield Development Company	Thamarat Najran Company
Name: Hatem Hussein Al-Khalidi	Muhd bin Mane’a Abal Ola
Capacity: Company President	Capacity: Company Representative
Signature: /s/ Hatem El-Khalidi	Signature: /s/ Muhd bin Mane'a Abal Ola